Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Jefferies Financial Group Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457(r)	21,832	$1,000	$21,832,000	0.0001381	$3,014.9992
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$21,832,000		$3,014.9992
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
	Net Fee Due							$3,014.9992

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Offering Note(s)
(1)Fee per Rule 457(r).

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Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $21,832,000. The prospectus is a final prospectus for the related offering(s).